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                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-13


                                 TERMS AGREEMENT


                                                          Dated: August 27, 2004


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of August 1, 2004 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2004-13.

Terms of the Series 2004-13 Certificates: Structured Asset Securities Corporation, Series 2004-13 Mortgage Pass-Through Certificates, Class A1, Class A2, Class A3, Class A4, Class AX-1, Class AX-2, Class A-IO, Class B1, Class B2, Class B3, Class BX, Class B4, Class B5, Class B6, Class P and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A2, Class A3, Class A4, Class A1-X, Class A2-X, Class A-IO, Class B1, Class B2, Class B3, Class BX and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-115858.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1, Class A2, Class A4, Class AX-1, Class AX-2, Class A-IO and Class R Certificates be rated "AAA" by Fitch, Inc. ("Fitch") and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with Fitch, the "Rating Agencies"); the Class A3 Certificates be rated "AAA" by Fitch; the Class B1 Certificates be rated "AA" by Fitch and "Aa2" by Moody's; the Class B2 Certificates be rated "A" by Fitch and "A2" by Moody's and the Class B3 and Class BX Certificates be rated "BBB" by Fitch and "Baa2" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter"), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts (or notional amounts) and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in
Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: August 1, 2004.

Closing Date: 10:00 A.M., New York time, on or about August 30, 2004. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.



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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                            LEHMAN BROTHERS INC.


                                            By:   ___________________________
                                                  Name:  Stanley P. Labanowski
                                                  Title: Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By:   _____________________________
      Name:  Michael C. Hitzmann
      Title: Vice President













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                                   Schedule 1
                                   ----------



                   Initial Certificate
                 Principal (or Notional)       Certificate       Purchase Price
       Class            Amount(1)             Interest Rate        Percentage
       -----           -----------            -------------        ----------
         A1           $ 45,000,000             Adjustable(2)          100%
         A2           $300,000,000             Adjustable(2)          100%
         A3           $  6,359,000             Adjustable(2)          100%
         A4           $ 79,464,000             Adjustable(2)          100%
        AX-1          $ 92,965,464(3)           4.00%(4)              100%
        AX-2          $215,411,500(3)          Adjustable(2)          100%
        A-IO          $ 73,544,747(3)               4.00%(4)          100%
         B1           $  8,712,000             Adjustable(2)          100%
         B2           $  6,649,000             Adjustable(2)          100%
         B3           $  4,814,000             Adjustable(2)          100%
         BX           $ 20,175,000(3)          Adjustable(2)          100%
         R                    $100             Adjustable(2)          100%

__________
(1)  These balances are approximate, as described in the prospectus supplement.

(2) These Certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) These Certificates will be interest only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amount, as described in the prospectus supplement.

(4)  Except as otherwise set forth in the prospectus supplement.